Exhibit 1

Media Release

12 October 2004

Westpac appoints Chief Risk Officer and Group Treasurer

Westpac today announced that Rob Whitfield has been appointed to the position of Chief Risk Officer, and that Curt Zuber will replace Mr Whitfield as Group Treasurer.

Mr Whitfield moves to his new role after five years as Group Treasurer.  He has been with Westpac for 19 years.

He replaces Jim Coleman who retired earlier this year.

Mr Whitfield will be responsible for Group Risk functions as well as leading the bank’s overall risk management strategy.

Curt Zuber will replace Rob as Group Treasurer. Mr Zuber joined Westpac 10 years ago, working in a number of Treasury related functions.  During his time in Westpac, he has been responsible for various risk management related roles and most recently has been working closely with Rob Whitfield as Deputy Treasurer responsible for the day to day activities of Treasury.

Mr Whitfield will report directly to Westpac’s CFO, Phil Chronican, while Mr Zuber will have a dual report to Mr Chronican and to the Group Executive Institutional Banking, Phil Coffey.

Ends.

For Further Information

David Lording

Media Relations

Westpac Banking Corporation

Ph: 02 9226 3510

Mb: 0419 683 411